Exhibit 99.1

FOR RELEASE	FOR MORE INFORMATION CONTACT
October 5, 2010	Scott Schroeder (281) 589-4993

Cabot Oil & Gas Announces Eagle Ford, Marcellus Success;

New Credit Facility

HOUSTON, October 5, 2010 - Cabot Oil & Gas Corporation (NYSE: COG) today announced a second successful Eagle Ford well, a new milestone for its Marcellus program, along with the expansion and extension of its Revolving Credit facility.

Eagle Ford

The Company recently completed and started producing its second Eagle Ford Oil Shale well – the Arminius Energy Trust #1 well. This Frio County, Texas well was drilled with a horizontal length of 5,840’ and completed with a 20-stage frac. The result was a 24-hour production rate of 759 barrels of oil per day and 1.0 Mmcf per day.

“This is more than double the rate we saw on our initial discovery,” said Dan O. Dinges, Chairman, President and Chief Executive Officer. “We have already drilled our third and fourth wells with completions on those scheduled for October and early November.” Cabot’s net acreage in the play is 53,000, all in the oil window.

Marcellus

Cabot has continued to improve the results it has seen from its operations in Susquehanna with two completions recently exceeding the 20 Mmcf per day rate level for a 24-hour initial production period. One well had a 4,569’ lateral and an 18-stage frac, while the other was a 3,960’ with a 15-stage frac.

“These recent successes, combined with a newly completed three-well pad that is flowing back 55-frac stages, have provided the Company with a 230 Mmcf per day exit rate (gross) from the Marcellus, at the end of the third quarter,” stated Dinges. “While we have reached capacity constraints, we do have 418 stages of completion either waiting on pipeline or completion, or flowing back after completion.”

Financing

Cabot, on September 22, 2010, closed on a new Revolving Credit facility that extended the maturity five years, or until 2015; added commitments, increasing the line to $900 million from $500 million and established a $1.5 billion borrowing base, eleven percent above the previous mark, even with a lower commodity price outlook. To accomplish this expansion, all of Cabot’s existing providers increased their commitments and one new institution was added.

“We pride ourselves on having long-standing relationships with our financial providers, and we are pleased for their ongoing commitment to Cabot’s success,” commented Dinges.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas is a leading independent natural gas producer with its entire resource base located in the continental United States. For additional information, visit the Company’s Internet homepage at www.cabotog.com.

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